Exhibit (g)

INVESTMENT MANAGEMENT AGREEMENT

THIS AGREEMENT, made as of April 1, 2013, is entered into by and between IVY HIGH INCOME OPPORTUNITIES FUND, a Delaware statutory trust (hereinafter called the “Fund”), and IVY INVESTMENT MANAGEMENT COMPANY (hereinafter called “IICO”).

WITNESSETH:

In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

I.	In General

IICO agrees to act as investment adviser to Fund with respect to the investment of its assets and in general to supervise the investments of the Fund, subject at all times to the direction and control of the Fund’s board of trustees (“Board of Trustees”) all as more fully set forth herein.

II.	Duties of IICO with respect to investment of assets of the Fund

A. IICO shall regularly provide investment advice for the Fund and shall, subject to the succeeding provisions of this section, continuously supervise the investment and reinvestment of cash, securities or other property comprising the assets of the investment portfolio of the Fund; and in furtherance thereof, IICO shall:

1. obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or one or more of the portfolios of the Fund, and whether concerning the individual companies whose securities or other financial instruments are included in the Fund’s portfolio or the industries in which it engages, or with respect to securities or other financial instruments which IICO considers desirable for inclusion in the Fund’s portfolio;

2. furnish continuously an investment program for the Fund;

3. determine what securities or other financial instruments shall be purchased or sold by the Fund; and

4. take, on behalf of the Fund, all actions which appear to IICO necessary to carry into effect such investment programs and supervisory functions as aforesaid, including the placing of purchase and sale orders.

B. Subject to the provisions of this Agreement and the requirements of the Investment Company Act of 1940 (and any rules or regulations in force thereunder), IICO is authorized to appoint one or more qualified investment sub-advisers (each, a “Sub-Adviser”) to provide the Fund with certain services required by this Agreement. Each Sub-Adviser shall have such investment discretion and shall make all determinations with respect to the investment of the Fund’s assets as shall be assigned to that Sub-Adviser by IICO and the purchase and sale of portfolio securities and other financial instruments with respect to those assets.

Subject to the supervision and direction of the Board of Trustees, IICO shall:

1. have overall supervisory responsibility for the general management and investment of the Fund’s assets;

2. determine the allocation and reallocation of assets among the Sub-Advisers, if any; and

3. have full investment discretion to make all determinations with respect to the investment of Fund’s assets not otherwise assigned to a Sub-Adviser, if any.

IICO shall research and evaluate each Sub-Adviser, if any, including: performing initial due diligence on prospective Sub-Advisers and monitoring each Sub-Adviser’s ongoing performance; communicating performance expectations and evaluations to each Sub-Adviser; and recommending to the Board of Trustees whether a Sub-Adviser’s contract should be renewed, modified or terminated. When appropriate, IICO shall also recommend to the Board of Trustees whether to hire or fire any Sub-Adviser.

C. IICO shall make appropriate and regular reports to the Board of Trustees on the actions it takes pursuant to Section II.A. or B. above. Any investment programs furnished by IICO under this section, or any supervisory function taken hereunder by IICO, shall at all times conform to and be in accordance with any requirements imposed by:

1. the provisions of the Investment Company Act of 1940 and any rules or regulations in force thereunder;

2. any other applicable provision of law;

3. the provisions of the Declaration of Trust of the Trust as amended from time to time;

4. the provisions of the Bylaws of the Trust, as amended from time to time; and

5. the terms of the registration statement of the Trust, as amended from time to time, under the Securities Act of 1933 and the Investment Company Act of 1940.

D. Any investment programs furnished by IICO under this section or any supervisory functions taken hereunder by IICO shall at all times be subject to any directions of the Board of Trustees, its Executive Committee, or any committee or officer of the Trust acting pursuant to authority given by the Board of Trustees.

III.	Allocation of Expenses

The expenses of the Fund and the expenses of IICO in performing its functions under this Agreement shall be divided into two classes, to wit: (i) those expenses which will be paid in full by IICO as set forth in subparagraph “A” hereof, and (ii) those expenses which will be paid in full by the Fund, as set forth in subparagraph “B” hereof.

A. With respect to the duties of IICO under Section II above, it shall pay in full, except as to the brokerage and research services acquired through the allocation of commissions as provided in Section IV hereinafter, for (a) the salaries and employment benefits of all employees of IICO who are engaged in providing these advisory services; (b) adequate office space and suitable office equipment for such employees; and (c) all telephone and communications costs relating to such functions. IICO shall compensate each of the Fund’s Sub-Advisers, if any. In addition, IICO shall pay the fees and expenses of all trustees of the Trust who are employees of IICO or an affiliated corporation and the salaries and employment benefits of all officers of the Trust who are affiliated persons of IICO.

B. The Fund shall pay in full for all of its expenses which are not listed above (other than those assumed by IICO or one of its affiliates in its capacity as shareholder servicing agent or as accounting services agent for the Fund), including (a) the costs of preparing and printing prospectuses and reports to shareholders of the Fund, including mailing costs; (b) the costs of printing all proxy statements and all other costs and expenses of meetings of shareholders of the Fund (unless the Fund and IICO shall otherwise agree); (c) interest, taxes, brokerage commissions and premiums on fidelity and other insurance; (d) audit fees and expenses of independent accountants and legal fees and expenses of attorneys, but not of attorneys who are employees of IICO or an affiliated company; (e) fees and expenses of its trustees not affiliated with IICO; (f) custodian fees and expenses; (g) fees payable by the Fund under the Securities Act of 1933, the Investment Company Act of 1940, and the securities or “Blue-Sky” laws of any jurisdiction; (h) fees and assessments of the Investment Company Institute or any successor organization; (i) such nonrecurring or extraordinary expenses as may arise, including litigation affecting the Fund, and any indemnification by the Fund of its officers, trustees, employees and agents with respect thereto; (j) the costs and expenses provided for in any Shareholder Servicing Agreement or Accounting Services Agreement, including amendments thereto, contemplated by subsection C of this Section III. In the event that any of the foregoing shall, in the first instance, be paid by IICO, the Fund shall pay the same to IICO on presentation of a statement with respect thereto.

C. IICO, or an affiliate of IICO, may also act as (i) transfer agent or shareholder servicing agent of the Fund and/or as (ii) accounting services agent of the Fund if at the time in question there is a separate agreement, “Shareholder Servicing Agreement” and/or “Accounting Services Agreement,” covering such functions between the Fund and IICO, or such affiliate.

IV.	Brokerage

(a) IICO may select brokers to effect the portfolio transactions of the Fund on the basis of its estimate of their ability to obtain, for reasonable and competitive commissions, the best execution of particular and related portfolio transactions. For this purpose, “best execution” means prompt and reliable execution at the most favorable price obtainable. Such brokers may be selected on the basis of all relevant factors including the execution capabilities required by the transaction or transactions, the importance of speed, efficiency, or confidentiality, and the willingness of the broker to provide useful or desirable investment research and/or special execution services. IICO shall have no duty to seek advance competitive commission bids and may select brokers based solely on its current knowledge of prevailing commission rates.

(b) Subject to the foregoing, IICO shall have discretion, in the interest of the Fund, to direct the execution of its portfolio transactions to brokers who provide brokerage and/or research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934) for the Fund and/or other accounts for which IICO exercises “investment discretion” (as that term is defined in Section 3(a)(35) of the Securities Exchange Act of 1934); and in connection with such transactions, to pay commissions in excess of the amount another adequately qualified broker would have charged if IICO determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker, viewed in terms of either that particular transaction or the overall responsibilities of IICO with respect to the accounts for which it exercises investment discretion. In reaching such determination, IICO will not be required to attempt to place a specified dollar amount on the brokerage and/or research services provided by such broker; provided that IICO shall be prepared to demonstrate that such determinations were made in good faith, and that all commissions paid by the Fund over a representative period selected by its Board of Trustees were reasonable in relation to the benefits to the Fund.

V.	Compensation of IICO

In consideration of the services to be rendered by IICO under this Agreement, the Fund shall pay IICO an annual fee computed daily in an amount equal to 1.00% of the average daily value of the Fund’s Managed Assets. “Managed Assets” means the Fund’s total assets, including the assets attributable to the proceeds from any borrowings or other forms of structural leverage, minus liabilities other than the aggregate indebtedness entered into for purposes of leverage The amount payable to IICO shall be determined as of the close of business each day and shall be paid daily.

Notwithstanding the foregoing, if the laws, regulations or policies of any state in which shares of the Fund are qualified for sale limit the operation and management expenses of the Fund, IICO will refund to the Fund the amount by which such expenses exceed the lowest of such state limitations.

VI.	Undertakings of IICO; Liabilities

IICO shall give to the Fund the benefit of its best judgment, efforts and facilities in rendering advisory services hereunder.

IICO shall at all times be guided by and be subject to the Fund’s investment policies, the provisions of the Declaration of Trust and Bylaws of the Trust as each shall from time to time be amended, and to the decision and determination of the Board of Trustees.

This Agreement shall be performed in accordance with the requirements of the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Securities Act of 1933, and the Securities Exchange Act of 1934, to the extent that the subject matter of this Agreement is within the purview of such Acts. Insofar as applicable to IICO, as an investment adviser and affiliated person of the Fund, IICO shall comply with the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 and the respective rules and regulations of the Securities and Exchange Commission thereunder.

In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of IICO, it shall not be subject to liability to the Fund or any stockholder of the Fund for any act or omission in the course of or connected with rendering services thereunder or for any losses that may be sustained in the purchase, holding or sale of any security or financial instrument.

VII.	Duration of this Agreement

This Agreement shall become effective at the start of business on the date hereof and shall continue in effect, unless terminated as hereinafter provided, until September 30, 2014 and from year-to-year thereafter only if such continuance is specifically approved at least annually by the Board of Trustees, including the vote of a majority of the trustees who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act of 1940) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a majority (as so defined) of the outstanding voting securities of the Fund.

VIII.	Termination

This Agreement may be terminated by IICO at any time without penalty upon giving the Fund one hundred twenty (120) days’ written notice (which notice may be waived by the Fund) and may be terminated as to the Fund at any time without penalty upon giving IICO sixty (60) days’ written notice (which notice may be waived by IICO), provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Board of Trustees in office at the time or by the vote of a majority (as defined in the Investment Company Act of 1940) of the outstanding voting securities of the affected Trust. This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for this purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act of 1940 and the rules and regulations thereunder.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their corporate seal to be hereunto affixed, all as of the day and year first above written.

(Seal)

IVY HIGH INCOME OPPORTUNITIES FUND

		By:	/s/ Mara Herrington
Mara Herrington
Vice President

ATTEST:

By:	/s/ Philip A. Shipp
Philip A. Shipp, Assistant Secretary

(Seal)		IVY INVESTMENT MANAGEMENT COMPANY

		By:	/s/ Henry J. Herrmann
Henry J. Herrmann
President

ATTEST:

By:	/s/Wendy J. Hills
Wendy J. Hills, Secretary